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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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Puget Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2006
Dear Shareholder:
      You are cordially invited to attend the Annual Meeting of Shareholders of Puget Energy, Inc., (Puget Energy) on May 9, 2006 at 10:00 a.m. at the Puget Sound Energy Corporate Campus, 10885 N.E. 4th Street, in Bellevue, Washington 98004. You will find a map with directions on the back page of this proxy statement. Enclosed is our 2005 annual report for your review.
      Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement. Only common stock shareholders of record at the close of business on March 2, 2006 are entitled to vote at the meeting.
      Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted. Therefore, I urge you to promptly vote and submit your proxy by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the envelope provided.
      We will provide live coverage of the annual meeting from the Investors section of the Puget Energy website at www.pugetenergy.com. Replay of the annual meeting of shareholders will be available in the Investors section of the website for those of you that are unable to attend.
      We appreciate your continued interest in Puget Energy and look forward to seeing you at the meeting.

Sincerely,

Stephen P. Reynolds
Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Tuesday, May 9, 2006 at 10:00 a.m.
Puget Sound Energy Auditorium
10885 N.E. 4th Street
Bellevue, Washington 98004
Dear Shareholder:
      The Annual Meeting of Shareholders of Puget Energy, Inc. will be held at the Puget Sound Energy Auditorium, located on the Puget Sound Energy Corporate Campus, 10885 N.E. 4th Street, Bellevue, Washington on Tuesday May 9, 2006, at 10:00 a.m. for the following purposes:

1.	To elect three Class III directors to serve for three-year terms expiring in 2009.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006.

3.	To consider other matters properly presented at the meeting.
      Only common stock shareholders of record at the close of business on March 2, 2006 will be entitled to vote.
      Your vote is important. Regardless of the number of shares you own, please vote as soon as possible. You may vote your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. You will find instructions on the enclosed proxy card.
      If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting.

By Order of the Board of Directors

James W. Eldredge
Corporate Secretary
March 31, 2006
Bellevue, Washington

PUGET ENERGY, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
       This proxy statement is being furnished to you by the Board of Directors of Puget Energy, Inc. (Puget Energy) to solicit proxies for use at its Annual Meeting of Shareholders. The meeting will be held at the Puget Sound Energy Auditorium, located on the Puget Sound Energy Corporate Campus, 10885 N.E. 4th Street, Bellevue, Washington at 10:00 a.m. on May 9, 2006. This proxy statement, proxy card and our 2005 Annual Report are being mailed to shareholders beginning on or about March 31, 2006.
      The mailing address of Puget Energy’s principal executive offices is Puget Energy, Inc., 10885 N.E. 4th Street, P.O. Box 97034, Bellevue, Washington 98009-9734.
      All of Puget Energy’s operations are conducted through its direct subsidiaries, Puget Sound Energy, Inc., Puget Energy’s principal subsidiary, and InfrastruX Group, Inc. which is reported as a discontinued operation.
QUESTIONS AND ANSWERS

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only holders of Puget Energy common stock (common stock) at the close of business on March 2, 2006 (the record date) are entitled to vote. As of the record date, approximately 115,891,281 shares of common stock are outstanding. You are entitled to one vote for each share of common stock you held on the record date. For the election of directors, you may not vote more shares for individual directors than the total number of shares you held on the record date. Puget Energy had approximately 38,300 shareholders of record as of the record date.

Q:	What am I voting on?

A:	There are two proposals to be voted upon:

Proposal 1:	The election of three Class III directors.

Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006.

We are not aware of any other matter to be presented for action at the Annual Meeting.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends a vote FOR each of the proposals listed herein.

Q:	How can I vote my shares?

A:	You may vote your shares by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope. The enclosed proxy card contains instructions on each method. Whichever method you use, the proxies identified on your proxy card will vote your shares in accordance with your instructions.

Q:	How will my proxy be voted?

A:	If we receive a proper proxy, your shares will be voted as you direct. You may revoke a proxy at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering a proxy card that is dated later. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card and/or annual report?

A:	It means that your shares are either registered with different brokerage firms, under different names or with different addresses. Be sure to vote all your accounts to ensure that all your shares are voted. We encourage shareholders to have all their shares either registered with Puget Energy or in one brokerage firm with the same address to reduce the duplication of materials.

Q:	What constitutes a quorum?

A:	The holders of a majority of the shares of the common stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Q:	How many votes are required?

A:	If a quorum is present at the Annual Meeting, for Proposal 1, the three nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors. The Board of Directors recently approved an amendment to the Company’s Corporate Governance Guidelines which requires any nominee who receives a greater number of votes “withheld” or votes “against” than votes “for” their election are required to tender their resignation to the Board of Directors. In that event, the Board, following a recommendation from the Governance and Public Affairs Committee, will then decide whether to accept the resignation, reject the resignation or delay acceptance for a specified period of time. This policy is more fully described under “Proposal 1 — Election of Director” in this proxy statement.

For Proposal 2, the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will have no impact on the outcome of Proposals 1 and 2.

Q:	Can brokers vote on the election of directors and the ratification of the independent registered public accounting firm?

A:	Yes. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain “routine” matters. Proposal 1-Election of Directors and Proposal 2-Ratification of the appointment of the independent registered public accounting firm are considered routine matters and brokers may vote either FOR Proposal 1 or FOR Proposal 2, or FOR both unless you direct otherwise.

Q:	Who owns more than 5 percent of Puget Energy common stock?

A:	Mutual Funds managed by Franklin Resources, Inc. and its affiliates of San Mateo, California, and Barclays Global Investors NA of San Francisco, California and its affiliates own more than five percent of Puget Energy common stock.

Q:	How are shares of Puget Energy common stock held in the 401(k) Investment Plan for employees of Puget Sound Energy voted?

A:	If you are a current or former employee who is a participant in the Puget Sound Energy 401(k) Investment Plan, you will receive a proxy card showing the number of shares of common stock held in your 401(k) account under the Plan as of the record date. If you also own shares in a registered account or Employee Stock Purchase Plan account, you will receive a combined proxy card showing the number of shares in each account and the total number of shares in all such accounts. If you receive your material electronically you will receive a proxy card showing the total number of shares in your accounts. To instruct the 401(k) Plan trustee on how to vote your shares, you may vote your shares by telephone, via the Internet or by signing, dating and returning the proxy card in the envelope provided. If you do not provide timely voting instructions for your plan shares, then you will be deemed to have instructed the plan trustee not to vote your shares.

Q:	How are shares of Puget Energy common stock held in the Employee Stock Purchase Plan accounts voted?

A:	You will receive a proxy card showing the number of shares of common stock held in your account under the plan as of the record date. If you also own shares in a registered account or 401(k) Plan account, you will receive a combined proxy card showing the number of shares in each account and the total number of shares in all such accounts. If you receive your material electronically you will receive a proxy card showing the total number of shares in your accounts. To instruct the trustee on how to vote your shares, you may vote your shares by telephone, via the Internet or by signing, dating and returning the proxy card in the envelope provided. Any proxies not returned by participants will not be voted.

Q:	Who counts the votes?

A:	Mellon Investor Services will tabulate the votes in a confidential manner and will act as inspector of election. No one will disclose the identity and vote of any shareholder unless legally required to do so.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Eleven directors currently constitute the Company’s Board of Directors. After the 2006 Annual Meeting as described below under “Other Director Information,” Charles W. Bingham and Robert L. Dryden will be retiring as non-employee Board members of the Company. The Board of Directors will then consist of nine directors which are divided into three classes. Class I consists of four directors, Class II of two directors and Class III of three directors. Generally, one class of directors is elected each year to a three-year term. The members of Puget Energy’s Board of Directors and Board Committees are the same as the members of Puget Sound Energy’s Board of Directors and Board Committees.
      Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. At the Annual Meeting, the shareholders will elect three Class III directors to serve for a term of three years expiring on the date of the 2009 Annual Meeting.
      Under Washington law, the nominees for election as director who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors. However, the Board of Directors recently adopted a policy as part of the Company’s Corporate Governance Guidelines which requires any nominee in an uncontested election who receives a greater number of votes “withheld” or votes “against” than votes “for” their election to tender their resignation to the Board of Directors within five business days of the certification of the election. The Governance and Public Affairs Committee will then consider the resignation offer and make a recommendation to the full Board of Directors. Within 90 days of submission of the director’s resignation, the independent members of the Board will decide whether to accept the resignation, reject the resignation, or elect to delay acceptance for a specified period of time to address underlying shareholder concerns, recruit a new director or for any other reasons the Board considers appropriate. The Company will disclose the Board’s decision within four business days in a filing with the Securities and Exchange Commission, providing a full explanation of its process and the factors considered or, if the Board is unable to make a decision in that timeframe, it will promptly disclose the reasons.
Class III Nominees Standing for Election — Terms Expiring in 2009
      Craig W. Cole, age 55, has been President and Chief Executive Officer of Brown & Cole Stores, LLC (retail grocery) since 1989. Mr. Cole has served as a director of Puget Energy and Puget Sound Energy since December 1999. In addition, he serves as a director of the National Food Marketing Institute and as a Regent of the University of Washington.
      Tomio Moriguchi, age 68, has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor) since December 1994. Mr. Moriguchi has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1988. Mr. Moriguchi also serves as President of the Board of North American Post Publishing, Inc.

      Herbert B. Simon, age 62, has been a member of Simon Johnson, L.L.C. (real estate and venture capital projects investment company located in Tacoma, Washington) and its predecessor company since 1985. Mr. Simon has served as a director of Puget Energy and Puget Sound Energy since March 2006. In addition, Mr. Simon serves as a Regent of the University of Washington.
The Board of Directors recommends that you vote FOR Proposal 1 — the election of each of the nominees listed herein.
DIRECTORS CONTINUING IN OFFICE
Class I — Terms Expiring in 2007
      Phyllis J. Campbell, age 54, was appointed the Lead Independent Director of the Boards of Puget Energy and Puget Sound Energy in May of 2005. She has been President and Chief Executive Officer of The Seattle Foundation (charitable foundation) since 2003. Prior to that, she was Chair of the Community Board of U.S. Bank, Washington from 2001 to 2003 and President of U.S. Bank, Washington (financial institution) from 1993 to 2001. Ms. Campbell has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1993. She also serves as a director of Nordstrom, Inc., Alaska Air Group, Inc. and Joshua Green Corporation (privately held).
      Stephen E. Frank, age 64, served as Chairman, President and Chief Executive Officer of Southern California Edison (regulated utility) from 1995 until his retirement in January 2002. Prior to that, he was President and Chief Operating Officer of Florida Power and Light Company from 1990 to 1995. Mr. Frank has been a director of Puget Energy and Puget Sound Energy since 2003. He also serves as a director of Associated Electric & Gas Insurance Services, Northrop Grumman Corp., Intermec, Inc., and Washington Mutual, Inc.
      Dr. Kenneth P. Mortimer, age 68, is President Emeritus of the University of Hawaii and Western Washington University. He is also Chancellor Emeritus of the University of Hawaii at Manoa. He is also Senior Associate of the National Center for Higher Education Management Systems. Dr. Mortimer holds a Ph.D. degree from the University of California at Berkeley and an MBA from the Wharton School of the University of Pennsylvania. Dr. Mortimer has been a director of Puget Energy and Puget Sound Energy since 2001.
      Stephen P. Reynolds, age 58, has been Chairman, President and Chief Executive Officer of Puget Energy and Puget Sound Energy since May 2005, and was President and Chief Executive Officer from January 2002 to April 2005. Prior to that, he was President and Chief Executive Officer of Reynolds Energy International (energy industry consulting) from 1998 to 2002. Mr. Reynolds has been a director of Puget Energy and Puget Sound Energy since 2002. Mr. Reynolds also serves as a director of Intermec, Inc., Oregon Steel Mills, Inc. and InfrastruX Group, Inc. (a Puget Energy majority owned subsidiary).
Class II Terms — Expiring in 2008
      William S. Ayer, age 51, has been Chairman, President and Chief Executive Officer of Alaska Airlines and Alaska Air Group (air transportation) since 2003. He served as Alaska Airlines’ President and Chief Operating Officer from November 1997 to January 2002, and as Chief Executive Officer from January 2002 to February 2003. Prior to that, he served as Sr. Vice President Operations for Horizon Air, an Alaska Airlines affiliate. Mr. Ayer was appointed a director of Puget Energy and Puget Sound Energy in January 2005.
      Sally G. Narodick, age 60, is retired President of Narodick Consulting, which specialized in strategic planning for the educational technology industry. She retired as Chief Executive Officer of Apex Learning Inc., a venture-backed Internet distance learning company, in 2000. Previously, she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation. Ms. Narodick has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1989. Ms. Narodick also serves as a director of Cray, Inc., Penford Corporation, SumTotal Systems, Inc. and Solutia Inc.

OTHER DIRECTOR INFORMATION
      Charles W. Bingham, age 72, has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1978. Mr. Bingham’s term as a Class III director will expire at the Annual Meeting of Shareholders on May 9, 2006, and he has not been nominated for re-election. In accordance with the director retirement policy set forth in the Corporate Governance Guidelines of Puget Energy and Puget Sound Energy, Mr. Bingham will be retiring from Board service upon conclusion of the Annual Meeting of Shareholders on that date. Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in 1995. He currently serves as a director of the Evergreen Forest Trust.
      Robert L. Dryden, age 72, has been a director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1991. In accordance with the director retirement policy in the Corporate Governance Guidelines, Mr. Dryden will be retiring from Board service upon conclusion of the Annual Meeting of Shareholders on that date. Mr. Dryden served as President, Chief Executive Officer and a director of ConneXt, Inc. (a former subsidiary of Puget Sound Energy) from 1999 until his retirement in 2001. Prior to that, he served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group from 1990 until 1998. He also serves as a director of the Ambulatory Surgery Center and Washington Imaging Services at Overlake Hospital Medical Center, Vykor Company and Software Revolution, Inc.
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board
      The Board has reviewed the relationships between Puget Energy (and its subsidiaries) and each of its directors and has determined that all of the directors, other than Stephen P. Reynolds, Puget Energy’s Chairman, President and Chief Executive Officer, are independent under the New York Stock Exchange (NYSE) corporate governance listing standards and Puget Energy’s Corporate Governance Guidelines. In making these determinations, the Board has established a categorical standard that a director’s independence is not impaired solely as a result of the director, or a company for which the director or an immediate family member of the director serves as an executive officer, making payments to Puget Sound Energy for power or natural gas provided by Puget Sound Energy at rates fixed in conformity with law or governmental authority, unless such payments would automatically disqualify the director under the NYSE’s corporate governance listing standards. The Board has also established a categorical standard that a director’s independence is not impaired if a director is a director, employee or executive officer of another company that makes payments to or receives payments from Puget Energy, Puget Sound Energy, or any of their affiliates, for property or services in an amount which is less than the greater of $1 million or one percent of such other company’s consolidated gross revenues, determined for the most recent fiscal year.
      These categorical standards will not apply, however, to the extent that the Company would be required to disclose an arrangement as a related party transaction pursuant to Item 404 of Regulation S-K.
Board Attendance
      The Puget Energy Board of Directors met eight times during 2005. Each director attended 100% of those meetings and the meetings of the Board Committees on which he or she served.
      Under the Company’s Corporate Governance Guidelines, each director is encouraged to attend Puget Energy’s regularly scheduled annual meeting of shareholders. All directors as of May 10, 2005 attended the 2005 Annual Meeting of Shareholders of Puget Energy.
Executive Sessions
      Non-management directors meet in executive session on a regular basis, generally on the same date as each scheduled Board meeting. Because the Chairman of the Board is a member of management, the Lead Independent Director, who is not a member of management, presides over the executive sessions. Sharehold-

ers may communicate with the non-management directors of the Board through the procedures described under the section of this proxy statement, “Shareholder Communications with the Board.”
Committees of the Board of Directors
      The Puget Energy Board of Directors has established Audit, Compensation and Leadership Development, Governance and Public Affairs, Finance and Budget, and a Puget Sound Energy (PSE) Systems Integrity Committees, which meet in addition to regular Board meetings. The Audit, Compensation and Leadership Development, and Governance and Public Affairs Committees shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements in the Company’s Corporate Governance Guidelines. The membership of the committees as of March 31, 2006 and a brief statement of their principal responsibilities are presented as follows:

Compensation
and
		Leadership	Governance and	Finance	PSE Systems
	Audit	Development	Public Affairs	and Budget	Integrity
Director	Committee	Committee	Committee	Committee	Committee

William S. Ayer		X			X

Charles W. Bingham	X		X

Phyllis J. Campbell		X	X

Craig W. Cole			Chair		X

Robert L. Dryden		X		X	Chair

Stephen E. Frank	X	Chair

Tomio Moriguchi		X	X

Dr. Kenneth P. Mortimer	X			Chair

Sally G. Narodick	Chair			X

Stephen P. Reynolds				X	X

Herbert B. Simon

      The chair of each committee discussed below serves as the presiding director during executive sessions of each such committee.
Audit Committee
      The Audit Committee assists the full Board in oversight of:

•	The integrity of the Company’s financial statements.

•	The Company’s compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications and independence.

•	The performance of the Company’s internal and independent auditors.
      In addition, the Audit Committee has ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. Each member of the Audit Committee is an independent director under SEC rules and NYSE listing standards. The Board has determined that Ms. Narodick meets the definition of “audit committee financial expert” under SEC rules. The Audit Committee met six times during 2005.

Compensation and Leadership Development Committee
      The purpose of the Compensation and Leadership Development Committee is to:

•	Discharge the responsibilities of the Board relating to compensation of the Company’s officers.

•	Approve and evaluate officer compensation plans, policies and programs.

•	Oversee long-range planning for executive development and succession, and the design, administration and performance of employee retirement and savings plans.
      Each member of the Compensation and Leadership Development Committee is independent under NYSE listing standards. The Compensation and Leadership Development Committee met six times during 2005.
Governance and Public Affairs Committee
      The purpose of the Governance and Public Affairs Committee is to:

•	Identify individuals qualified to become members of the Board.

•	Select and recommend to the Board director candidates.

•	Develop, update as necessary and recommend to the Board corporate governance principles and policies, including the Company’s Corporate Governance Guidelines.

•	Monitor compliance with the Company’s corporate governance principles and policies.

•	Oversee the Company’s involvement with key constituencies, including community activities.

•	Approve director fees.
      Each member of the Governance and Public Affairs Committee is independent under NYSE listing standards. The Governance and Public Affairs Committee met seven times in 2005.
Finance and Budget Committee
      The Finance and Budget Committee assists the Board in the oversight and review of management’s recommendations relating to:

•	Approval of annual budgets.

•	The Company’s capital structure, including the timing and approval of final terms relating to financial transactions.

•	The Company’s dividend policies.

•	The financial aspects of management’s strategic initiatives.

•	The Committee also provides oversight for enterprise risk management
      Members need not be “independent” directors as defined by the New York Stock Exchange. The Finance and Budget Committee met four times in 2005.
PSE Systems Integrity Committee
      The PSE Systems Integrity Committee assists the Board in oversight and policy development relating to the safe operation and compliance of PSE’s generation, transmission, main, and distribution systems and facilities.
      The Committee may also have additional functions as assigned to it from time to time. Members need not be “independent” directors as defined by the New York Stock Exchange. The Systems Integrity Committee met twice in 2005.

DIRECTOR NOMINATION PROCEDURES
      The Governance and Public Affairs Committee is responsible for the identification, review, selection and recommendation to the Board of candidates for director nominees, including the development of policies and procedures to assist in the performance of these responsibilities. The Committee reviews with the Board the requisite skills and characteristics for Board nominees and composition and the specific considerations relating to individual director candidates. Upon the Committee’s recommendation, the Board recommends the Board nominees to the shareholders for election.
      Director candidates may be recommended or suggested by a current director, a member of senior management or a shareholder. In addition, the Governance and Public Affairs Committee has authority to retain search firms to identify director candidates. A director candidate should be referred to the Chair of the Governance and Public Affairs Committee for consideration by the Committee, which may then recommend the director candidate to the Board for its consideration, if deemed appropriate. A shareholder wishing to recommend a director candidate for consideration by the Committee should submit their suggestions in writing to the Chair of the Governance and Public Affairs Committee, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information. Shareholders who intend to nominate a director for election at the 2007 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals — Advance Notice Procedures for Director Nominations and Other Business.” In the event there is a vacancy on the Board, the Governance and Public Affairs Committee will initiate the effort to identify appropriate director candidates.
      The Board has adopted Director Recruiting and Selection Criteria as set out in Exhibit A to the Governance and Public Affairs Committee Charter, which is available in the Investors section of the Company’s website at www.pugetenergy.com. In accordance with the Selection Criteria, the Governance and Public Affairs Committee and the Board, as appropriate, will review the following considerations, among others, in their evaluation of candidates for Board nomination: personal and professional ethics; commitment to fulfill the duties of the Board; financial expertise; industry knowledge; training and experience in public policy and governmental affairs; regional knowledge and contacts; ethnic, gender, professional, and philosophical diversity; and other relevant qualifications. A director candidate’s ability to devote adequate time to Board and Board Committee activities is also considered. Pursuant to Puget Energy’s Corporate Governance Guidelines, directors are expected to tender their resignation prior to the annual shareholders meeting following their 72nd birthday, though a director may stand for reelection even though the retirement policy would prevent him or her from completing a full three year term. In addition, without specific approval from the Board, no director may serve on more than five public company Boards (including service on the Puget Energy/ Puget Sound Energy boards, which are counted together as one board). The Committee periodically reviews with the Board the appropriate process for, and the considerations to be made in, the evaluation of director candidates.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
      Shareholders of Puget Energy may communicate with an individual director or the Board of Directors as a group via U.S. Postal mail directed to: Lead Independent Director of the Board of Directors, c/o Corporate Secretary, Puget Energy, Inc., P.O. Box 97034, PSE-12, Bellevue, Washington 98009-9734. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or Board as a whole.
      The sections below entitled “Shareholder Proposals — Submission of Shareholder Proposals for Inclusion in Proxy Statement” and “Shareholder Proposals — Advance Notice Procedures for Director Nominations and Other Business,” respectively, outline the procedures for submission of shareholder proposals for inclusion in Puget Energy’s proxy statement for the 2007 Annual Meeting of Shareholders and submission of nominations of persons for election to the Board or proposals for other business to be considered at the 2007 Annual Meeting of Shareholders.

ADDITIONAL CORPORATE GOVERNANCE INFORMATION
      The following corporate governance materials of Puget Energy are available at the Company’s website www.pugetenergy.com, or a copy will be mailed to you upon written request to Puget Energy, Inc., Investor Services, P.O. Box 97034, PSE-08S, Bellevue, WA 98009-9734, or by calling (425) 462-3898:

•	Corporate Governance Guidelines;

•	Corporate Ethics and Compliance Code;

•	Charters of Board Committees; and

•	Code of Ethics for our Chief Executive Officer and senior financial officers.
      If any material provisions of our Corporate Ethics and Compliance Code or our Code of Ethics are waived for our Chief Executive Officer or senior financial officers, or if any substantive changes are made to either code as they relate to any director or executive officer, we will disclose that fact on our website within four (4) business days. In addition, any other material amendments of these codes will be disclosed.
DIRECTOR COMPENSATION
      The following table provides information on the compensation of Puget Energy’s nonemployee directors effective May 10, 2005. Puget Energy also reimburses nonemployee directors for the out-of-pocket expenses of attending meetings. Directors who are employed by Puget Energy do not receive any compensation for their Board activities.

DIRECTOR COMPENSATION

Quarterly Lead Independent Director Retainer	$5,000
Quarterly Board Member Retainer(1)	15,000
Additional Quarterly Retainer for Audit Committee Chair	2,500
Additional Quarterly Retainer for Audit Committee Members	1,000
Additional Quarterly Retainer for Compensation and Leadership Development Committee Chair	2,000
Additional Quarterly Retainer for Governance and Public Affairs Committee Chair	1,500
Additional Quarterly Retainer for Finance and Budget Committee Chair	1,500
Additional Quarterly Retainer for PSE Systems Integrity Chair	1,500
Fee for Each Board and Committee Meeting	1,250
Fee for Each Telephonic Meeting Lasting 60 Minutes or less	625

(1)	100% of the quarterly retainer fee is paid in the form of Puget Energy shares until a director owns a number of Puget Energy shares equal in value to two years of retainer fees. After meeting this ownership requirement, under the terms of the Nonemployee Director Plan as currently in effect, a portion of the quarterly retainer payable to a director for a fiscal quarter is payable in a number of shares of Puget Energy stock determined by dividing two-thirds of the quarterly retainer payable by the fair market value of Puget Energy’s common stock on the last business day of that fiscal quarter.

A nonemployee director may elect to receive up to 100% of the quarterly retainer in Puget Energy shares and may elect to defer the receipt of shares as compensation under the Nonemployee Director Plan in accordance with the terms of the plan.
      In addition to the compensation listed in the table above, Puget Energy’s nonemployee directors are eligible to participate in Puget Sound Energy’s Deferred Compensation Plan for Nonemployee Directors. Directors annually may elect to defer all or a part of their fees payable in cash. Deferred compensation may be allocated in one or more “measurement funds” (which currently includes an interest crediting fund, an equity index fund, a bond index fund and a Puget Energy common stock fund). Changes in “measurement funds” allocations are allowed quarterly.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Beneficial Ownership Table
      The following table shows the number of shares of common stock beneficially owned on February 15, 2006 by each director and nominee, by each executive officer named in the Summary Compensation Table, by the directors and executive officers of Puget Energy as a group, and by each person or group that Puget Energy knows owns more than 5% of Puget Energy’s common stock. Puget Energy considers executive officers of Puget Sound Energy to be executive officers of Puget Energy. No director or executive officer owns more than 1% of the outstanding shares of common stock. Franklin Resources, Inc. and its affiliates of San Mateo California beneficially own approximately 9.82% of Puget Energy common stock. Barclays Global Investors, NA and its affiliates of San Francisco, California beneficially own approximately 6.73% of Puget Energy common stock. Percentage of beneficial ownership is based on 115,891,281 shares outstanding as of February 21, 2006.

	Number of Beneficially		Number of Share
Name	Owned Shares		Interests Held

William S. Ayer	—		2,696	(1)
Charles W. Bingham	13,066		578	(1)
Phyllis J. Campbell	1,000		12,871	(1)(2)
Craig W. Cole	2,981		10,287	(1)
Robert L. Dryden	134		10,133	(1)
Stephen E. Frank	—		6,695	(1)
Tomio Moriguchi	1,479		17,527	(1)(2)
Kenneth P. Mortimer	3,562		6,184	(1)(2)
Sally G. Narodick	2,112		9,130	(1)
Herbert B. Simon	—		—
Stephen P. Reynolds	329,994	(3)	53,040	(2)
Eric M. Markell	10,543		1,138	(2)
Susan McLain	16,323	(4)	13,199	(2)
Jennifer L. O’Connor	4,345		—
Bertrand A. Valdman	16,388	(4)	1,185	(2)
All directors and executive officers, including named executive officers, as a group (23 persons)	470,591		171,470
Franklin Resources, Inc. and affiliates	11,379,300	(5)	—
Barclays Global Investors NA (CA) and affiliates	7,802,525	(6)	—

(1)	Includes stock units held in the Puget Energy Directors’ Stock Plan.

(2)	Includes stock units held in the Puget Sound Energy Deferred Compensation Plan.

(3)	Includes 90,000 shares of restricted stock, 202,500 shares of common stock subject to stock options that are currently exercisable, and 950 shares held by Mr. Reynolds’ wife.

(4)	Includes shares held under the Puget Sound Energy Investment Plan for Employees (401(k) Plan).

(5)	Information presented is based on a Schedule 13G/ A filed on February 7, 2006 by Franklin Resources, Inc. (FRI), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. This amount includes 11,379,300 shares of common stock beneficially owned by Franklin Advisers, Inc. or Fiduciary Trust Company International, subsidiaries of Franklin Resources, Inc. According to the Schedule 13G/A, Franklin Advisers, Inc. has sole voting and investment power over 11,378,300 of the shares and Fiduciary Trust Company International has sole voting and investment power over 1,000 of the shares. Each of the reporting persons disclaims beneficial ownership of the shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403.

(6)	Information presented is based on a Schedule 13G filed on January 26, 2006 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD and Barclays Global Investors Japan Trust and Banking Company Limited. Barclays Global Investors, NA is the beneficial owner of shares of common stock and has sole dispositive power with respect to 5,631,302 shares and sole voting power with respect to 4,882,233 shares. Barclays Global Fund Advisors, a wholly owned subsidiary, has sole voting and dispositive power with respect to 1,431,350. Barclays Global Investors, LTD, a wholly owned subsidiary, has sole voting power with respect to 681,130 shares and dispositive power with respect to 739,873 shares. Barclays Global Investors Japan Trust and Banking Company Limited, a wholly owned subsidiary, has no sole voting power or sole dispositive power with respect to shares of common stock. Each of the reporting persons disclaims beneficial ownership of the shares. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, United Kingdom. The address of Barclays Global Investors Japan Trust and Banking Company Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-0012, Japan.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of Puget Energy and Puget Sound Energy to file reports of ownership and changes in ownership with respect to the equity securities of the Companies with the Securities and Exchange Commission. To our knowledge, based on our review of the reports furnished to Puget Energy in 2005 and written representations that no other reports were required, all directors and officers of Puget Energy who are subject to the Section 16 reporting requirements filed the required reports on a timely basis in 2005, except for a delinquent Form 4 which was filed on February 10, 2006 by Mr. Darren P. Brady, a Puget Energy executive officer, related to an acquisition of Puget Energy share interests on February 18, 2005 through the Company’s Deferred Compensation Plan.
EXECUTIVE COMPENSATION
Compensation and Leadership Development Committee Report
      The Board of Directors of Puget Energy delegates responsibility for executive compensation to the Compensation and Leadership Development Committee. The Committee is responsible for developing the compensation and benefit policies and framework for the Company. In addition, the Committee establishes all elements of compensation for the President and Chief Executive Officer, including any special compensation and benefits, and reviews and approves the President and Chief Executive Officer’s recommendations regarding all elements of compensation for the other executive officers. The Committee is composed entirely of non-employee, independent directors. The Committee directly engages an independent executive compensation consultant for advice regarding trends and various issues associated with the Company’s compensation programs and practices.
Compensation Philosophy
      The Committee believes that executive compensation packages should do the following:

•	Attract and retain outstanding executives by providing compensation opportunities consistent with those offered by the electric and combination gas and electric utility industries for similar positions;

•	Place a significant portion of each executive’s total pay at risk to motivate executives to achieve Company and individual performance goals;

•	Be aligned with annual operating goals that create shareholder value and support continued emphasis on low cost, reliable service to customers; and

•	Tie the long-term incentive compensation component of Chief Executive Officer and executive compensation to Company performance and increased value to shareholders.
      In making compensation decisions, the Committee reviews comprehensive surveys of management pay provided by a national consulting firm for a selection of utility and other companies that are most similar in scope and size to Puget Energy. The surveyed utility companies are part of the Edison Electric Institute (EEI) Investor-Owned Utilities Index and most are gas and electric combination companies which comprise the EEI Combination Gas & Electric Investor-Owned Utilities Index presented in the Stock Price Performance Graph.
Compensation Program Elements
      The Committee’s compensation policies encompass a mix of base salary and annual and long-term incentive compensation programs. The Committee designs the total package to provide participants with appropriate incentives that are competitive to the comparison market and achieve current operational performance and customer service goals as well as the long-term objective of enhancing shareholder value. Long-term incentives are designed to comprise the largest portion of each executive’s incentive pay.

Base Salary
      Base salaries are generally targeted at the 50th percentile for the comparator group. Actual salaries vary by individual and depend on additional factors, such as expertise, individual performance achievement, level of experience and level of contribution relative to others in the organization.
      Generally, base salaries for executives are administered on a subjective, individual basis by the Committee using as a guideline, median salary levels of a select group of electric and combination gas and electric companies and other comparable companies from the industry surveys described above, as well as internal equity among executives.

Annual Incentive Compensation
      Total cash compensation (base salary plus annual incentive award) is targeted at the 50th percentile of total compensation for the industry comparator group if annual performance goals are achieved. If performance goals are significantly exceeded, total cash compensation will be leveraged to be near the 75th percentile.
      All executive officers of Puget Sound Energy participate in an annual incentive program. This program includes all Puget Sound Energy employees. The plan is designed to provide financial incentives to executives for achieving desired annual operating results while meeting the Company’s service quality commitment to customers. For 2005, the target incentives for this plan varied by executive officer: The target for Mr. Valdman was 60% of base salary and the targets for Ms. O’Connor, Ms. McLain, and Mr. Markell were 45% of base salary. The maximum incentive for exceptional performance in this plan is twice the target incentive. Mr. Reynolds’ annual incentive target is described under “Chief Executive Officer Compensation.”

Long-Term Incentive Compensation
      Total direct compensation (base salary plus annual incentive, plus long-term incentives) opportunities are designed to be competitive with market practices, generally targeting the 50th percentile. In 2005, the Company’s long-term incentive program consisted of contingent grants of common stock (performance share grants) awarded to Puget Sound Energy executives and key employees that generally pay in stock at the end of a three-year period. These grants are issued from the Puget Energy 2005 Long-Term Incentive Plan, approved by the shareholders in 2005, which amended and restated the 1995 Long-Term Incentive Compensation Plan. If key long-term goals are achieved and relative performance for shareholders exceeds market averages, total compensation will reach the 75th percentile or higher.

•	Performance share grants made in 2005 had three-year performance cycles and are based on Puget Energy’s total shareholder return relative to the EEI Combination Gas & Electric Investor Owned Utilities Index and performance outcomes on a set of service quality measures during the performance period. Performance is measured and a portion of the award determined at the end of each year in the three-year cycle, with payout for all three years made at the conclusion of the cycle based on continued service until that date. The number of shares delivered at the end of the three-year cycle will range from zero to 155.5% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid.

•	Performance share grants made in 2004 had three-year performance cycles and are based on Puget Energy’s total shareholder return, Puget Energy’s total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index and performance outcomes on a set of service quality measures during the performance period. Performance is measured and a portion of the award determined at the end of each year in the three-year cycle, with payout for all three years made at the conclusion of the cycle based on continued service until that date. The number of shares delivered at the end of the three-year cycle will range from zero to 192.5% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid.

•	Performance share grants made prior to 2004 had four-year performance cycles, based on Puget Energy’s cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index during that period. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid.

      Based on a review of competitive practice of utility companies and the Committee’s objectives, in 2006 the Committee revised its long-term incentive program to grant to Puget Sound Energy executives and key employees a mixture of performance share grants and performance-based restricted stock grants. The restricted stock will vest during a three-year period only if a target service quality measure is met and the participant remains employed at the Company. The total value of long-term incentive compensation awards will be consistent with prior years.
      The Committee may also make grants of stock options, stock appreciation rights, restricted stock or restricted stock units to selected executive officers in appropriate circumstances. These circumstances would generally include the hiring of new executives or the need to retain current executive officers.

Stock Ownership
      As part of its long-term incentive program, the Committee has also established stock ownership guidelines to be achieved over a five-year period for Puget Sound Energy officers and key managers. The guidelines range from two times base salary for the Named Executive Officers to 50% of base salary for other key employees. The Committee has determined that as of December 31, 2005, all of the Named Executive Officers meet or exceed their guidelines. The Committee has modified the stock ownership for the Chief Executive Officer from two times base salary to five times base salary to reflect an amount more in line with competitive practice. Mr. Reynolds currently exceeds this guideline.

Other Compensation
      In addition to base salary and annual and long-term incentive award opportunities, the Company also provides its executive officers with benefits and perquisites targeted to competitive practices. Executive officers are eligible to participate in Company-provided retirement plans (see “Retirement Benefits Statement” on page 19) and the Puget Sound Energy Deferred Compensation Plan for Key Employees. The Deferred Compensation Plan provides executives an opportunity to defer up to 100% of base salary, any annual incentive awards and vested performance shares into an account with four measurement funds. The measurement funds mirror performance in major asset classes of bonds, stocks, Puget Energy stock, and an interest crediting fund that changes rate quarterly based on corporate bond rates. The only perquisites officer level executives are eligible to receive are reimbursement for financial planning, tax preparation, and legal services. The maximum total perquisites an executive may receive are $9,500 per year. Perquisites do not make up a significant portion of executive compensation.
Recent Compensation Results

Annual Incentive Compensation
      For 2005, the performance goals for the named executives of Puget Sound Energy included earnings per share (EPS) performance and other specified operational goals. The targets for Messrs. Valdman and Markell and for Ms. O’Connor and Ms. McLain were based 70% on EPS performance. Based on the combination of financial results and operational goals, incentive awards in the following amounts were paid: Mr. Valdman, $283,500; Ms. O’Connor, $170,100; Ms. McLain, $160,987 and Mr. Markell, $157,646. Mr. Reynolds’ 2005 annual incentive compensation is described under “Chief Executive Officer Compensation.”

Long-Term Incentive Compensation
      The Long-Term Incentive Plan Awards Table on page 19 lists the grants made in 2005 to the Named Executive Officers for the three-year performance cycle ending December 31, 2007. As part of the 2005-2007 performance share grant, performance on 15% of the grant was determined based on 2005 results. Performance on relative Total Shareholder Return (TSR) was below threshold and service quality measures achieved 100% of target. Overall, the one-year performance of the cycle was 30%, and when applied to the 15% of grants being determined, resulted in 4.5% of the shares being credited. The Restricted Stock Column of the Summary Compensation Table on page 17 shows the value of these credited awards on December 31, 2005.
      As part of the 2004-2006 performance share grant, performance on 25% of the grant was determined based on 2004-2005 cumulative two-year results. Performance on relative TSR was below threshold, performance on Puget Energy TSR below threshold, and service quality measures achieved 100% of target. Overall, the two-year performance of the cycle was 0%, and when applied to the 25% of grants being determined, resulted in 0% of the shares being credited.
      The Summary Compensation Table on page 17 includes the payout for the four-year cycle ended December 31, 2005. Based on the four-year cumulative total shareholder return for Puget Energy compared to that of companies in the EEI Combination Gas & Electric Investor-Owned Utilities Index results were achieved at the 39th percentile, which generated payout at 20% of target funding level.
     Chief Executive Officer Compensation
      As reported in a disclosure filing in May 2005, the Committee recommended, and the Board of Directors approved, an amendment to Mr. Reynolds’ employment agreement dated January 1, 2002. In consideration for Mr. Reynolds’ agreeing to continue in the position of Chief Executive Officer at least through the date of the 2008 Annual Shareholders Meeting, the Amendment provides for the grant of a performance-based restricted stock award for 40,000 shares (the “2005 Award”) and amends the Agreement by (i) extending the post-termination exercise period of Mr. Reynolds’ outstanding stock options and (ii) accelerating the last vesting installment of Mr. Reynolds’ 2004 restricted stock and restricted stock unit awards and his performance-based retirement stock equivalent account to May 2008 from January 8, 2009. The 2005 Award will vest in whole or in part based on the Committee’s determination that certain pre-established performance goals relating to customer satisfaction and service quality have been achieved, and the further condition that Mr. Reynolds has continued employment as Chief Executive Officer until at least the date of the 2008 Annual Shareholders Meeting. The award is intended to be qualified as tax-deductible compensation for the purpose of 162(m).
      In February 2005, Mr. Reynolds’ base salary as President and Chief Executive Officer was determined to be below the median for Chief Executive Officers in comparable companies. The Committee reviewed Mr. Reynolds’ performance and based on his exceptional results and market comparison, his base salary was increased from $720,000 per year to $750,000. Mr. Reynolds’ target annual incentive was 75% of base salary and he was granted performance shares consistent with the terms described under “Long-Term Incentive Compensation.”
      Mr. Reynolds’ 2005 annual incentive award was based 70% on EPS performance and objectives established by the Committee across two key dimensions: annual financial objectives and strategic objectives that included operational performance, succession planning and major business initiatives. The Company’s financial performance was above the earnings guidance range established prior to 2005, for an award payment level of 140% of target. The Committee considered the combination of results on financial and strategic objectives and paid Mr. Reynolds an annual incentive award payment of $790,000.
     Additional Information
      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. Our policy is to structure executive officer compensation to achieve deductibility under Section 162(m) while preserving flexibility in compensation program design to achieve corporate objectives. Awards under the Long-Term Incentive Plan are designed to be deductible by the Company under Section 162(m). The Company has a salary and incentive award deferral plan that permits compensation deferred under the plan by the Named Executive Officers to be exempt from the Section 162(m) limit on tax deductibility.

Compensation and Leadership Development Committee of
Puget Energy, Inc.

Stephen E. Frank, Chair
William S. Ayer
Phyllis J. Campbell
Robert L. Dryden
Tomio Moriguchi

STOCK PRICE PERFORMANCE
      The chart below compares the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) of Puget Energy common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index (S&P 500) and the Edison Electric Institute (EEI) Combination Gas & Electric Investor-Owned Utilities Index.
Five-Year Cumulative Total Return

	2000	2001	2002	2003	2004	2005

Puget Energy	$100.00	$85.20	$90.89	$102.35	$111.08	$96.03
EEI Gas & Electric Index	100.00	90.74	73.38	91.73	114.28	134.24
S&P 500 Index	100.00	88.11	68.64	88.33	97.94	102.75
      This comparison assumes $100 was invested on December 31, 2000 in: (a) Puget Energy common stock; (b) the S&P 500 Stock Index; and (c) the EEI Combination Gas & Electric Investor-Owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividends were reinvested) over five years.
      The Puget Energy Board of Directors and its Compensation and Leadership Development Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

SUMMARY COMPENSATION TABLE
      The following information is furnished for the years ended December 31, 2005, 2004 and 2003 with respect to Puget Energy’s and Puget Sound Energy’s Chairman, President and Chief Executive Officer and each of the four other most highly compensated executive officers of Puget Energy and Puget Sound Energy (the “Named Executive Officers”) during 2005. The positions and offices below are at Puget Energy and Puget Sound Energy, except that Mr. Markell and Ms. McLain are officers of Puget Sound Energy only. Annual compensation includes amounts deferred at the officer’s election.

		Annual Compensation			Long-Term Compensation

					Awards
				Other Annual	Restricted	Awards	LTIP	All Other
Name and Principal Position		Salary	Bonus	Compensation	Stock/Units	Options	Payouts	Compensation
in 2005	Year	($)	($)	($)	($)(2)	(#)	($)(3)	($)

S. Reynolds	2005	$743,844	$790,000	—	$882,381	—	$341,111	$256,938	(4)
Chairman, President	2004	717,278	400,000	—	1,276,746	—	—	221,771
and Chief Executive	2003	667,708	250,000	—	—	—	—	213,407
Officer
B. Valdman	2005	347,958	283,500	—	19,803	—	65,422	12,005	(5)
Senior Vice President	2004	340,000	304,000	$ 161,962	29,791	—	45,526	21,472
Finance and Chief	2003	15,693	—	—	234,200	—	—	29
Financial Officer
J. O’Connor(1)	2005	273,875	170,100	—	7,202	—	—	10,660	(6)
Senior Vice President	2004	244,841	56,875	—	9,957	—	—	15,043
General Counsel,	2003	207,719	—	—	—	—	—	12,337
Chief Ethics and Compliance Officer
S. McLain	2005	263,470	160,987	—	12,948	—	38,127	21,732	(7)
Senior Vice President	2004	255,952	75,318	—	19,486	—	53,206	18,808
Operations	2003	245,539	—	—	—	—	223,880	18,401
E. Markell	2005	257,928	157,646	—	12,681	—	32,517	21,183	(8)
Senior Vice President	2004	250,273	73,651	—	19,054	—	32,326	17,919
Energy Resources	2003	238,816	—	—	—	—	21,830	15,733

(1)	Ms. O’Connor became Senior Vice President General Counsel, Chief Ethics and Compliance Officer on October 6, 2005. Ms. O’Connor joined Puget Sound Energy as Vice President General Counsel in January 2003.

(2)	The amounts reported in the Restricted Stock column reflect the value of restricted stock and restricted stock unit awards granted to Mr. Reynolds in 2004 and 2005 and restricted stock awards granted to Mr. Valdman in 2003. The dollar amounts in this column are determined by multiplying the number of shares covered by the awards by the closing price of the common stock on the grant date. These awards have vesting provisions based on length of service. The amounts in this column also include the value of 2004-2006 and 2005-2007 performance share awards credited in the applicable year for all the Named Executive Officers, as discussed in the Compensation and Leadership Development Committee Report. These awards will be paid out in Puget Energy stock and cash at the end of the three-year cycle based on continued service until that date.

The number and value of the aggregate restricted stock and restricted stock unit holdings for each of Mr. Reynolds and Mr. Valdman as of the close of trading on December 31, 2005 are, respectively, 110,000 shares and units, with a value of $2,246,200; and 8,000 shares, with a value of $163,360, based on the closing price of the common stock on that date of $20.42.

(3)	The amounts reported as Long Term Incentive Plan (LTIP) payouts reflect shares valued at year-end for the respective year and a dividend amount for the four-year performance period multiplied by the total number of shares. The table below shows the number and value of shares (excluding dividend amounts) for each of the Named Executive Officers. The dividend value per share for each cycle was 2000-2003, $5.89; 2001-2004, $5.05; and 2002-2005, $4.21.

	2000-2003 LTIP		2001-2004 LTIP		2002-2005 LTIP

Name	Number	Value	Number	Value	Number	Value

S. Reynolds	—	—	—	—	13,849.4	$282,805
B. Valdman	—	—	1,530.3	$37,798	2,656.2	54,240
J. O’Connor	—	—	—	—	—	—
S. McLain	7,548.2	$179,421	1,784.1	44,067	1,548.0	31,610
E. Markell	736	17,495	1,086.6	26,839	1,320.2	26,958
		$23.77/sh		$24.70/sh		$20.42/sh

(4)	Represents $12,400 match and company contribution under the Investment Plan for Employees (401(k) Plan), $56,384 match under the Investment Plan make up, $175,316 for the dollar value of stock equivalents credited for 2005 to a Retirement Equivalent Stock Account, which vests over seven years, as described in “Employment Contracts, Termination of Employment and Change-in-Control Arrangements,” $10,000 for payment of dividend equivalents for restricted stock units, and $2,838 imputed income on life insurance.

(5)	Represents $11,647 match and company contribution under the Investment Plan for Employees (401(k) Plan), and $358 imputed income on life insurance.

(6)	For 2005, represents $10,652 match and company contribution under the Investment Plan for Employees (401(k) Plan), $9,193 under the Investment Plan make up, and $405 imputed income on life insurance.

(7)	Represents $8,027 match and company contribution under the Investment Plan for Employees (401(k) Plan), $12,300 under the Investment Plan make up, and $1,405 imputed income on life insurance.

(8)	Represents $10,604 match and company contribution under the Investment Plan for Employees (401(k) Plan), $9,291 under the Investment Plan make up, and $1,288 imputed income on life insurance.
Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
      The following table presents information regarding the number and value of outstanding unexercised Puget Energy options held by the Named Executive Officers at the end of 2005. No options were granted to the Named Executive Officers in 2005.

Unexercised
	Number of Shares		Unexercised	In-the-Money
	Underlying Options	Value of Options	Options at	Options at Fiscal
Name	Exercised in 2005	Exercised in 2005	Fiscal Year-End	Year-End Value

S. Reynolds	—	—	202,500	—
B. Valdman	—	—	—	—
J. O’Connor	—	—	—	—
S. McLain	—	—	—	—
E. Markell	—	—	—	—
      There is no guarantee that these Puget Energy options will have this value when and if they are exercised.

Long-Term Incentive Plan Awards in 2005
      The following table presents information regarding performance share grants made to the Named Executive Officers under the 2005 Long-Term Incentive Compensation Plan in 2005.

			Estimated Future Share Payouts
	Number of	Period Until
Name	Shares(1)	Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)

S. Reynolds	71,369	3 years	—	71,369	110,979
B. Valdman	21,551	3 years	—	21,551	33,512
J. O’Connor	7,837	3 years	—	7,837	12,187
S. McLain	14,092	3 years	—	14,092	21,913
E. Markell	13,799	3 years	—	13,799	21,457

(1)	Awards are contingent grants of common stock. The number of shares delivered at the end of the three-year cycle will range from zero to 155.5% of the contingent grant. The actual payout depends on PSE total shareholder return compared to the returns reported in EEI’s Combination Gas & Electric Investor-Owned Utilities Index and PSE’s performance on Service Quality Indices (SQIs). Performance is measured and a portion of the award determined at the end of each year in the three-year cycle, with payout for all three years made at the conclusion of the cycle based on continued service until that date. To receive 100% of the grant, Puget Energy must perform at the 50th percentile among EEI’s Gas & Electric companies, and meet 10 of the SQIs. To receive 155.5% of the grant, Puget Energy must perform at or above the 85th percentile ranking, and accomplish all 11 SQIs. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the performance shares are paid.
Retirement Benefits Statement
      The table below presents estimated retirement benefits for the Named Executive Officers, other than Mr. Reynolds, assuming retirement on January 1, 2006 at age 62 after selected periods of service. The table lists the estimated aggregate values under our qualified pension plan and the Supplemental Executive Retirement Plan (SERP), and the SERP pension-type rollover accounts and Annual Cash Balance Restoration Account in the Deferred Compensation Plan. (Under the Annual Cash Balance Restoration Account in the Deferred Compensation Plan, each participant receives an annual contribution from the Company equal to the actuarial equivalent of the benefit lost under the Cash Balance formula, if any, due to the participant’s deferrals to the Deferred Compensation Plan.)
Pension Plan Table
Estimated Annual Benefit Upon Retirement at Age 62

	Years of Credited Service
Average Annual
Compensation	5	10	15+

$200,000	$33,333	$66,667	$100,000
300,000	50,000	100,000	150,000
400,000	66,667	133,333	200,000
500,000	83,333	166,667	250,000
600,000	100,000	200,000	300,000

      Estimated aggregate benefits are based on the following formula: three and one-third percent multiplied by years of credited service (up to 15) multiplied by average annual compensation (salary plus bonus) for the highest three calendar years in the last ten complete calendar years prior to retirement. Social Security benefits will not be deducted from the amounts shown in the table.
      The following Named Executive Officers have the indicated years of credited service as of December 31, 2005: Mr. Valdman, 2.08, Ms. O’Connor, 2.92; Ms. McLain, 17.67; and Mr. Markell, 3.42. The average annual compensation as of December 31, 2005 for the following named executive officers was: $445,979 for Mr. Valdman, $261,103 for Ms. O’Connor, $292,516 for Ms. McLain, and $273,526 for Mr. Markell.
      Mr. Reynolds is covered only by the cash balance formula of the qualified pension plan (the “Cash Balance formula”) and the Annual Cash Balance Restoration Account in the Deferred Compensation Plan. (However, he has no accrued benefit under the Annual Cash Balance Restoration Account at this time.) As described more fully in “Employment Contracts, Termination of Employment and Change-in-Control Arrangements,” in lieu of participation in the SERP, Mr. Reynolds receives an annual credit of stock equivalents to a Retirement Equivalent Stock Account equal to 15% of combined base salary and incentive bonus for the preceding year, which vest over seven years.
      Under the Cash Balance formula, Mr. Reynolds receives an annual benefit accrual based on additions during such year to a hypothetical account (his “Cash Balance Account”). Each year Mr. Reynolds’ Cash Balance Account is credited with compensation credits and interest credits. The compensation-crediting rate for each year is based on Mr. Reynolds’ age as of the last day of that year. For 2005, 2006 and 2007, Mr. Reynolds’ compensation credit is 7%. For 2008 and later years it is 8%. Eligible compensation generally means gross pay, exclusive of bonuses paid under the Puget Sound Energy Long Term Incentive Program for Senior Management, up to the limit imposed by the Internal Revenue Code ($210,000 for 2005 and $220,000 for 2006). The interest-crediting rate for a calendar year is 4%, or such higher amount as Puget Sound Energy may determine (6.5% for 2005 and 2006). Compensation credits are made as of the last day of each calendar year. Interest credits are made as of the last day of each calendar year quarter, based on the balance in Mr. Reynolds’ Cash Balance Account as of the beginning of that quarter. If he is vested, Mr. Reynolds may elect to receive, at the time of termination, a lump sum distribution of not less than the vested balance in his Cash Balance Account or annuitized payments from the Retirement Plan’s trust fund. Mr. Reynolds will become vested in his benefit under the Retirement Plan upon completing five years of active service. Mr. Reynolds does not contribute to the Retirement Plan.
      Mr. Reynolds’ estimated annual benefit payable from the Retirement Plan at normal retirement age (under the Cash Balance Formula) is $23,922. This is based on the assumptions that his eligible compensation will be the legal maximum each year ($200,000 in 2002 and 2003, $205,000 in 2004 and $210,000 in 2005 and $220,000 in 2006 and beyond) and the interest-crediting rate will be 4.0% in 2002 and 2003, 5.25% in 2004, 6.5% in 2005 and 2006 and 4% each year thereafter and is not subject to any deduction for Social Security or other offset amounts. Mr. Reynolds’ estimated benefit payable from the Retirement Equivalent Stock Account at normal retirement age is a total of $388,237. This is based on the dollar value of all stock equivalents credited for 2002, 2003, 2004 and 2005 and the closing price of the Common Stock of $21.23 on February 21, 2006.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS
Agreements
      Mr. Reynolds. As of January 1, 2002, Puget Energy and Puget Sound Energy (the “Companies”) entered into an employment agreement with Mr. Reynolds to secure his services as Chief Executive Officer and President (the “Agreement”). The Agreement has an initial term of three years after which time it will be automatically renewed for one-year terms unless notice of termination is given by either party at least 180 days prior to the expiration of the then current term. Pursuant to the agreement, Mr. Reynolds was appointed to the Board of Directors and the Board will recommend him for reelection during the term of the agreement. On May 10, 2005, the Compensation and Leadership Development Committee (the “Committee”) of the Companies recommended, and the Board of Directors approved, an amendment (the “Amendment”) to the Agreement. In consideration for Mr. Reynolds’ agreeing to continue in the position of Chief Executive Officer at least through the date of the 2008 Annual Shareholders Meeting, the Amendment provides for the grant of a new performance-based restricted stock award for 40,000 shares (the “2005 Award”) and amends the Agreement by (i) extending the post-termination exercise period of Mr. Reynolds’ outstanding stock options and (ii) accelerating the last vesting installment of Mr. Reynolds’ 2004 restricted stock and restricted stock unit awards and his performance-based retirement stock equivalent account to May 2008 from January 8, 2009.
      The Committee granted the 2005 Award on May 10, 2005, and the Companies and Mr. Reynolds entered into the Amendment on May 12, 2005. The 2005 Award will vest in whole or in part based on the Committee’s determination that certain pre-established performance goals relating to customer satisfaction and service quality have been achieved, and the further condition that Mr. Reynolds has continued employment as Chief Executive Officer until at least the date of the 2008 Annual Shareholders Meeting. The award is intended to be qualified as tax-deductible compensation.
      Mr. Reynolds will receive a base salary of at least $650,000, which will be reviewed annually and may be increased at the discretion of the Board. (Mr. Reynolds’ salary has since been increased to $750,000.) He will participate in the Companies’ annual incentive bonus program with a target bonus of 55% of base salary and a maximum bonus of at least 110% of base salary, except that his annual incentive bonus for 2002 was guaranteed to be at least $325,000. (Mr. Reynolds’ incentive target has since been increased to 75% of base salary, with a maximum bonus opportunity of 150% of base salary.)
      Mr. Reynolds will also participate in the Puget Energy 2005 Long-Term Incentive Plan, under which he will be granted annual performance awards valued at not less than 150% of his base salary. Each performance award may be funded from 14% to 175% of the award at the end of each three-year performance cycle, depending on the Companies’ performance. If the Companies adopt new annual incentive bonus plans or new equity-based incentive compensation plans or programs in substitution for the performance awards, Mr. Reynolds will be granted awards of comparable value under such plans or programs. (Mr. Reynolds’ performance target has since been increased to 170% of base salary.)
      As an inducement to his employment, Mr. Reynolds was granted a non-qualified option to purchase 150,000 shares of the common stock with an exercise price of $22.51 per share which was the fair market value of the common stock on the date of grant. The option has a term of ten years and vests over four years from January 1, 2002, at a rate of 25% per year.
      As a further inducement to his employment and in lieu of participation in the Companies’ Supplemental Executive Retirement Plan, Mr. Reynolds received the following grants:

a) non-qualified option to purchase 150,000 shares of the common stock with an exercise price of $22.51 per share which was the fair market value of the common stock on the date of grant. The option has a term of ten years and vests over a period of five years from January 1, 2002, at a rate of 20% per year;

b) 50,000 restricted shares of the common stock, with the restrictions on the shares lapsing over five years from January 1, 2002, at 20% per year; and

c) performance-based stock equivalents that will be credited to a deferred compensation account under the Companies’ deferred compensation plan (the “Retirement Equivalent Stock Account”) each January commencing on January 1, 2003, calculated as the number of shares obtained by taking 15% of Mr. Reynolds’ base salary and incentive bonus for the preceding year and dividing that amount by the average per-share closing price of the common stock on the last day of October, November and December of the preceding year. These stock equivalents are entitled to all dividends declared on the common stock, which will be reinvested in the common stock and credited to the Retirement Equivalent Stock Account. The stock equivalents vest over seven years from January 1, 2002 at 15% per year for the first six years, with the balance vesting in the seventh year.
      If at any time the Companies terminate Mr. Reynolds’ employment without cause, or Mr. Reynolds terminates his employment with good reason (as the terms “cause” and “good reason” are defined in the Agreement), the Companies will pay Mr. Reynolds a severance benefit equal to two times his then current annual base salary and target annual incentive bonus, accelerate two years vesting of his performance-based stock equivalent grants, and accelerate vesting under his stock option grants to the date of termination. If Mr. Reynolds is terminated for cause, he will be entitled to receive any base salary, annual incentive bonuses or stock equivalent grants due to him through the date of his termination, and he will retain the vested portion of his Retirement Equivalent Stock Account and any vested stock options or restricted stock grants.
      If a change of control occurs during the term of Mr. Reynolds’ employment with the Companies, the Companies will pay him an amount equal to three times his then current base salary and target annual incentive bonus and accelerate the vesting of the equity awards described above. In addition, Mr. Reynolds will retain existing medical, dental and insurance benefits for a period of three years or until he obtains similar coverage through another employer. Mr. Reynolds will also receive a cash payment equal to any excise taxes payable by him due to payments received under the agreement or any other payment or benefit from the Company, plus the tax expense to him resulting from this payment.
      Mr. Valdman, Ms. O’Connor, Ms. McLain and Mr. Markell. In November 2003, January 2003, March 1999, and November 2003, Puget Sound Energy entered into change of control agreements with each of Mr. Valdman, Ms. O’Connor, Ms. McLain and Mr. Markell (the “Executives”), respectively. Pursuant to the terms of their respective agreements, for a period of two years following a change of control of Puget Sound Energy (the “employment period”), Mr. Valdman will continue to be employed in the executive capacity of Senior Vice President Finance and Chief Financial Officer, or a substantially comparable position as described in his agreement, Ms. O’Connor will continue to be employed in the executive capacity of Vice President and General Counsel or a substantially comparable position as described in her agreement, Ms. McLain will continue to be employed in the executive capacity of Vice President Operations — Delivery, or a substantially comparable position as described in her agreement, and Mr. Markell will continue to be employed in the executive capacity of Vice President — Corporate Development, or a substantially comparable position as described in his agreement. During the employment period, the Executives will be entitled to continued compensation and benefits at comparable levels, full vesting of any stock options, stock appreciation rights or restricted stock, cash out of any performance awards and full vesting under the Puget Sound Energy Supplemental Executive Retirement Plan (SERP) so that the Executives will be entitled to receive at age 62 or, at their election, at any age between 55 and 62, a retirement benefit reduced one-third percent (1/3%) for each month that benefits commence prior to the beginning of the month coincident with or next following the date the Executive would attain age 62.
      If at any time during the employment period Puget Sound Energy terminates an Executive’s employment without cause, or the Executive terminates his or her employment with good reason (as the terms “cause” and “good reason” are defined in the Executive’s agreement), Puget Sound Energy will pay the Executive a lump sum in cash equal to (i) any accrued but unpaid salary, (ii) a pro rata portion of the Executive’s annual bonus for the year, (iii) any accrued paid time off pay and (iv) maximum severance benefit equal to two times the sum of the annual base salary and the annual bonus for which he or she was eligible for the year in which the date of termination occurs. The Executive will also receive a separate lump-sum supplemental retirement benefit equal to the difference between (i) the actuarial equivalent of the amount he or she would have received under the Retirement Plan and the SERP had his or her employment continued until the end of the employment period, and (ii) the actuarial equivalent of the amount he or she actually receives or is entitled to receive under the retirement plan and SERP. At least through the remainder of the employment period, Puget Sound Energy will also continue benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided if the Executive’s employment had not terminated, except that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits received under the agreement will be secondary to those provided by the other employer. In addition, if the Executive is age 55 or older, in lieu of receiving monthly benefits under the SERP, the Executive may elect to receive the actuarial equivalent lump sum value of the SERP benefits based on the retirement benefit payable under the SERP at the Executive’s age on the date of termination or to have such lump sum value transferred to a deferred compensation plan. If the Executive is younger than the minimum age for eligibility for payment of SERP benefits, the Executive may elect to receive the discounted value of the SERP benefits to which the Executive would be entitled at the minimum age.
      If any payments paid or payable under an Executive’s change in control agreement or otherwise are characterized as “excess parachute payments” within the meaning of Section 280G the Internal Revenue Code of 1986, then Puget Sound Energy will pay to the Executive an additional amount equal to the excise taxes imposed, plus an amount equal to the federal and (if applicable) the state income and excise taxes which will be payable by the Executive as a result of this additional payment.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Puget Energy Board of Directors is composed of four directors who are independent directors as defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at Puget Energy’s website www.pugetenergy.com.
      The primary purpose of the Audit Committee is to assist the Board of Directors of Puget Energy in oversight of the Company’s financial reporting processes. As stated in the Audit Committee Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to verify whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The management of Puget Energy is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the financial statements of Puget Energy in accordance with the standards of the Public Company Accounting Oversight Board.
      Consistent with its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with management of Puget Energy and representatives of PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee received the written disclosures and the letter regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence.
      Based upon the Audit Committee’s discussions with management and the independent auditors and their review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee of Puget Energy, Inc.

Sally G. Narodick, Chair
Charles W. Bingham
Stephen E. Frank
Dr. Kenneth P. Mortimer

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
      The aggregate fees billed by PricewaterhouseCoopers LLP, Puget Energy’s independent registered public accounting firm, in fiscal year 2005 and 2004 were as follows:

	2005	2004

Audit-fees(1)	$2,023,000	$2,084,000
Audit-Related fees(2)	103,000	82,000
Tax fees(3)	45,000	59,000

Total	$2,171,000	$2,225,000

(1)	For professional services rendered for the audit of Puget Energy’s annual financial statements, reviews of financial statements included in Puget Energy’s Forms 10-Q, and consents and reviews of documents filed with the Securities and Exchange Commission. The 2005 fees are estimated and include an aggregate amount of $1,094,000 billed to Puget Energy through December 31, 2005. The 2004 fees include an aggregate amount of $1,251,000 billed to Puget Energy through December 31, 2004.

(2)	Consists of employee benefit plan audits, due diligence reviews and assistance with Sarbanes-Oxley readiness.

(3)	Consists of tax consulting and tax return reviews.
      The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independence of the independent registered public accounting firm. Under the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.
      The annual audit services engagement terms and fees, as well as any changes in terms, conditions and fees relating to the engagement, are subject to specific pre-approval by the Audit Committee. In addition, on an annual basis, the Audit Committee grants general pre-approval for specific categories of audit, audit-related, tax and other services, within specified fee levels, that may be provided by the independent registered public accounting firm. With respect to each proposed pre-approved service, the independent registered public accounting firm is required to provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
      For 2005 and 2004, all audit and non-audit services were pre-approved.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has appointed PricewaterhouseCoopers LLP as Puget Energy’s independent registered public accounting firm for the current fiscal year, and the Board is asking shareholders to ratify that appointment. Under current law, rules, and regulations, as well as the charter of the Audit Committee, the Audit Committee is required to be directly responsible for the appointment, compensation, and oversight of Puget Energy’s independent registered public accounting firm. Therefore, the selection of the independent registered public accounting firm is within the sole discretion of the Audit Committee. However, the Board considers the appointment of the independent registered public accounting firm to be an important matter of shareholder concern and is submitting the appointment of PricewaterhouseCoopers LLP for ratification by the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.
      PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1933. Representatives of the firm are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate shareholder questions.

The Board of Directors recommends that you vote FOR Proposal 2 — ratification of the appointment of PricewaterhouseCoopers LLP as Puget Energy’s independent registered public accounting firm.
SHAREHOLDER PROPOSALS
Submission of Shareholder Proposals for Inclusion in Proxy Statement
      Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2007 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than November 30, 2006.
Advance Notice Procedures for Director Nominations and Other Business
      Shareholders who intend to nominate persons for election to the Board or to present a proposal at the 2007 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by Puget Energy’s Bylaws. Notice of nominations, complying with Section 3.3 of the Bylaws, must be delivered to the Corporate Secretary not less than 120 or more than 150 days prior to the date of the 2007 Annual Meeting of Shareholders (or if less than 120 days’ notice or prior public disclosure of the date of the annual meeting is given to shareholders, not later than the tenth day following the day of such notice or public disclosure is given). Notice of other business, complying with Section 2.6 of the Bylaws, must be delivered to the Corporate Secretary no earlier than January 9, 2007 and no later than February 8, 2007. Notices should be sent to: Corporate Secretary, Puget Energy Inc., 10885 NE 4th Street, P.O. Box 97034, Bellevue, Washington 98009-9734.
      For proposals that are not timely filed, Puget Energy retains discretion to vote proxies it receives. For proposals that are timely filed, Puget Energy retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

ADDITIONAL INFORMATION ABOUT THE MEETING
Solicitation of Proxies
      The Puget Energy Board of Directors is soliciting the proxies in the form enclosed. Stephen P. Reynolds and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses.
Available Information
      Puget Energy’s 2005 Annual Report and Form 10-K were mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K. The Form 10-K has been filed with the SEC.
      The Company’s website address is www.pugetenergy.com. The Company’s reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available or may be accessed free of charge through the Investors section of the Company’s website as soon as reasonably practicable after the reports are electronically filed with, or furnished to, the SEC. The Company’s website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PUGET ENERGY, INC.
     The undersigned hereby appoints Stephen P. Reynolds and James W. Eldredge, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Puget Energy, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 9, 2006 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Puget Energy account online or by Telephone.

Access your Puget Energy shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Puget Energy, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com/isd
or call 1-800-997-8438
Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

	FOR	WITHHELD
FOR ALL
ITEM 1. ELECTION OF DIRECTORS	☐	☐
Nominees:
01 Craig W. Cole
02 Tomio Moriguchi
03 Herbert B. Simon
Withheld for the nominees you list below: (Write that
nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
ITEM 2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Puget Energy’s independent registered public accounting firm.	☐	☐	☐
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name as a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/psd
Use the Internet to vote your proxy.
Have your proxy card in hand when
you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote
your proxy. Have your proxy card in
hand when you call.

OR

Mail
Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at: http://www.pugetenergy.com